Exhibit 99.(a)(2)

LIMITED LIABILITY COMPANY AGREEMENT

OF

MACQUARIE ENERGY TRANSITION INFRASTRUCTURE FUND, LLC

This Limited Liability Company Agreement (this “Agreement”) of Macquarie Energy Transition Infrastructure Fund, LLC, a Delaware limited liability company (the “Company”), is entered into as of June 12, 2024 by Macquarie Infrastructure and Real Assets, Inc. as the sole member (the “Member”).

The Member hereby adopts the following as the Company’s “limited liability company agreement” (as such phrase is used in the Delaware Limited Liability Company Act, 6 Del. Code § 18-101 et. seq. (as amended from time to time, the “DLLC Act”)) and, intending to be legally bound, agree as follows:

Article I
FORMATION; GENERAL PROVISIONS

1.1            Formation; Indemnification of Organizer.

(a)            The Company’s Certificate of Formation has been filed with the Secretary of State of the State of Delaware, and the Company thus has been formed as a limited liability company subject to the provisions of the DLLC Act.

(b)            The Member hereby (i) confirms that the person who signed the Company’s Certificate of Formation as filed with the Secretary of State of the State of Delaware (the “Organizer”) is an “authorized person” (as such phrase is used in the DLLC Act) for the purposes of signing and so filing the Company’s Certificate of Formation and (ii) agrees to indemnify the Organizer for, and to hold the Organizer harmless from and against, all costs, expenses, claims, damages, liabilities, losses, and threatened, pending and completed actions, suits and proceedings (whether civil, criminal, administrative or investigative) incurred or suffered by or brought against the Organizer based upon, or arising out of or in connection with, any act taken by the Organizer in connection with forming the Company, including without limitation all fees and expenses incurred by the Organizer in connection with causing the Company’s Certificate of Formation to be filed in the office of the Secretary of State of the State of Delaware, all court costs, attorney’s fees and other costs relating in any way to the Organizer’s defense and/or settlement of any such claim, action, suit or proceeding, and all judgments rendered against the Organizer in connection with any such claim, action, suit or proceeding.

1.2            Name. The name of the Company is Macquarie Energy Transition Infrastructure Fund, LLC. The business of the Company may be conducted under such other names, if any, as the Board of Managers (as defined in Section 2.1 of this Agreement) may deem to be necessary or desirable.

1.3            Purpose. The purpose of the Company is to engage in any and all other lawful acts and activities for which limited liability companies may be formed under the DLLC Act.

1.4            Principal Office. The principal office address of the Company shall be 125 West 55th Street, Level 15, New York, New York 10019 or such other address as the Board of Managers shall determine from time to time.

1.5            Registered Office; Registered Agent. The address of the registered office of the Company in the State of Delaware shall be c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 and the name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, or, in each case, such other address or agent as the Board of Managers shall determine and specify from time to time in an amendment to the Company’s Certificate of Formation filed in the office of the Secretary of State of the State of Delaware.

1.6            Term. Subject to the occurrence of an event of dissolution as provided by this Agreement, the Company shall have perpetual existence.

1.7            Managers, Designees and Officers of the Company as “Authorized Persons”. The Managers (as defined in Section 2.1 of this Agreement), all individuals and entities (if any) designated by the Board of Managers from time to time as such “authorized persons”, and the officers, if any, of the Company, hereby are each designated an “authorized person” (as such phrase is used in the DLLC Act) to execute, deliver and file any amendments and restatements of the Company’s Certificate of Formation and any other certificates and other documents and instruments necessary or desirable in order for the Company to comply with the laws of the State of Delaware or to qualify to do business in any jurisdiction in which the Board of Managers or an appropriate officer of the Company shall deem it desirable for the Company to conduct business or, whenever the Board of Managers or an appropriate officer of the Company shall deem it appropriate for the Company to cease doing business in any such jurisdiction and withdraw therefrom, to revoke any related appointments of agents or attorneys for service of process or surrender such qualification or authority to do business in such jurisdiction.

Article II
MANAGEMENT

2.1            Management by Board of Managers. Management of the Company shall be vested in a group of individuals, which group is referred to in this Agreement as the “Board of Managers”; each member of the Board of Managers is referred to in this Agreement as a “Manager”. The Board of Managers hereby is vested with the powers and authority of a “manager” as defined in the DLLC Act. To the extent permitted by applicable law, the Board of Managers shall be authorized to act on behalf of and to bind the Company in all respects, without any further consent, vote or approval by the Member, except to the extent expressly provided otherwise below in this Section 2.1. The Member shall have no authority to bind the Company. The powers of the Board of Managers include, but are not limited to, the authority to:

(a)            negotiate, complete, execute and deliver, and to delegate to officers of the Company or others the authority to negotiate, complete, execute and deliver, any and all agreements, deeds, instruments, receipts, certificates and other documents in the name and on behalf of the Company as the Board of Managers shall consider necessary or advisable in connection with the management or business of the Company; provided, however, in the absence of any action by the Board of Managers to the contrary, the signatures of any two Managers or of any one Manager and one officer of the Company or other such delegate, or of any two of the officers of the Company, shall be necessary (and sufficient) to constitute an execution of such agreement, deed, instrument, receipt, certificate or other document in the name and on behalf of and be binding upon the Company; and

(b)            employ, at the Company’s expense, such agents or third parties in connection with the management or operation of the business of the Company as the Board of Managers shall deem appropriate; provided, however, that the Board of Managers shall not have the power or authority without the consent of the Member to (i) consolidate the Company with another entity or merge the Company with or into another entity if the Company is not the survivor of such merger, or convey all of the Company’s assets substantially as an entirety to another entity or person, or (ii) designate, approve or admit any new or additional member to the Company. The Member agrees that, subject to the proviso set forth in the immediately preceding sentence, (x) all determinations, decisions and actions made or taken by the Board of Managers shall be conclusive and absolutely binding upon the Company, the Member and their respective successors, assigns and personal representatives and (y) persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board of Managers.

2.2            Composition and Rules of the Board of Managers.

(a)            Composition of Board of Managers. The Board of Managers shall consist of such number of Managers as the Member or the Board of Managers shall determine from time to time. Until such number is changed by the Member or the Board of Managers, the Board of Managers shall consist of a minimum of two (2) Managers.

(b)            Designation of Managers; Term of Managers; Removal and Replacement of Managers.

(i)            Initial Managers. The Managers are Richard Carroll, Ruth Goodstein, and Andy Christiansen.

(ii)            Term; Resignation. Each initial Manager, and each successor or additional Manager, shall serve in such capacity until such Manager is replaced or removed in accordance with the terms of this Agreement or until his or her earlier resignation or death. Any Manager may resign his or her position as a Manager by delivering a written resignation to the Board of Managers in care of the Company at its then principal office address or, if there be one, the Secretary of the Company; any such resignation shall be effective on the later of the effective date, if any, specified in such resignation and the date such resignation is received by the Board of Managers at the then principal office address of the Company or by the Secretary of the Company, and unless the resignation expressly states otherwise, action by the Board of Managers or the Member formally accepting the resignation shall not be required in order for the resignation to become effective.

(iii)            Removal and Replacement of Managers. Any Manager may be removed at any time by action of the Member in the absolute discretion of the Member, with or without cause. The election by the Member of a Manager as successor to a Manager in office shall constitute removal of the successor’s predecessor from office, whether or not the action of the Member so states. Any vacancy in the Board of Managers may be filled by action of the Member or by action of the Board of Managers by a majority of the Managers then in office, even if the number of Managers then in office does not constitute a quorum of the Board of Managers.

(c)            Meetings of the Board of Managers; Notice of Meetings; Waiver of Notice.

(i)            The Board of Managers may hold meetings within or outside the State of Delaware.

(ii)            Meetings of the Board of Managers may be called by any Manager by notice given to each other Manager by first class or express mail at least five (5) days before the meeting, or by overnight courier service, email or other electronic transmission, or personal delivery, in each case at least one (1) business day before the meeting. Notices shall be deemed to have been given: if given by mail, when deposited in the United States mail with first-class or express mail postage prepaid; if given by courier service, when deposited with a courier service for overnight delivery with charges therefor prepaid or duly provided for; if given by email or other electronic transmission, at the time of sending; and if given by personal delivery, at the time of delivery. Notices given by personal delivery may be in writing or oral. Written notices shall be sent to a Manager at the postal address, email address or address for other electronic transmission, designated by him or her for that purpose or, if none has been so designated, at his or her last known residence or business address, email address or address for other electronic transmission; provided, however, that whenever the Manager has an email address at macquarie.com, such Manager’s then current email address at macquarie.com shall be deemed to be an email address that such Manager shall have designated for the purpose of notice under this Subsection (ii). For purposes of this Subsection (ii), business days shall be determined on the basis of the time and generally accepted calendar of holidays at the place where the meeting to which the notice pertains is scheduled to be held. Except to the extent required by applicable law, no notice of any meeting of the Board of Managers need state the purposes of the meeting.

(iii)            No notice of a meeting of the Board of Managers need be given to any Manager who signs a written waiver thereof (whether before, during or after the meeting) or who attends the meeting without protesting, prior to or at the commencement of the meeting, the lack of notice of the meeting to such Manager.

(d)            Quorum; Acts of the Board of Managers; Adjournments. At all meetings of the Board of Managers, a majority of the Managers in office shall constitute a quorum for the transaction of business; provided, however, that, except when the number of Managers constituting the whole Board of Managers is only two Managers, the number of Managers constituting a quorum for the transaction of business shall not be less than two. Except as otherwise specifically provided in any other provision of this Agreement, the act of a majority of the Managers present at any meeting of the Board of Managers at which a quorum is present shall constitute the act of the Board of Managers. If a quorum shall not be present at any meeting of the Board of Managers, the Managers present at the meeting, though less than a quorum, may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

(e)            Attendance by Telephone. Managers may participate in meetings of the Board of Managers by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants in the meeting are participating by conference telephone or similar communications equipment, the meeting shall be deemed to be held at the principal office of the Company.

(f)            Action by Written Consent in lieu of Meeting. Any action required or permitted to be taken at a meeting of the Board of Managers may be taken without a meeting and without prior notice if written consents setting forth the action so taken are executed by a majority of the Managers in office and filed with the minutes of the proceedings of the Board of Managers.

2.3            Responsibility for Filings. The Board of Managers shall be responsible for filing, or causing to be filed, all regulatory, tax and other reports, returns and other filings that the Company is required to file.

2.4            Officers.

(a)            Officers Permitted. The Board of Managers may appoint and remove such officers of the Company, and may delegate to such officers such powers and authority otherwise vested in the Board of Managers, as the Board of Managers shall deem advisable from time to time; provided, however, that any such power or authority of the Board of Managers delegated to any officer of the Company shall remain concurrently vested in and exercisable by the Board of Managers also. Unless the Board of Managers specifies otherwise in writing, if the Board of Managers assigns to an officer of the Company a title that is a title commonly used for an office of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such officer of the Company the authorities and duties that customarily are associated with that office of such a business corporation.

(b)            Signatory Authority of Officers. Except when and to the extent the Board of Managers shall have provided otherwise in writing, the officers of the Company shall have the power and authority to execute and deliver instruments and other documents in the name and on behalf of the Company, and the execution and delivery in the name and on behalf of the Company of any instrument or other document thereby shall be necessary and sufficient to bind the Company with respect to such instrument or other document.

(c)            Initial Officers. Subject to the right of the Board of Managers from time to time to remove any officer of the Company and to delegate to and limit the powers and authority of any officer of the Company, as provided in subsection (a) in this Section 2.4, and each such officer of the Company having the authorities and duties that customarily are associated with the office of a business corporation formed under the General Corporation Law of the State of Delaware that commonly carry the title.

2.5            Managers as Agents. To the extent of their powers as provided in or pursuant to this Agreement, the Managers of the Company are agents of the Company for the purpose of the Company’s business, and the actions of the Managers taken in accordance with such powers shall bind the Company. No Manager acting alone may bind the Company, however, the last sentence of Section 402 of the DLLC Act notwithstanding.

Article III
PERCENTAGE INTEREST; DISTRIBUTIONS

3.1            Percentage Interest. The Member’s interest in the Company shall be expressed as a percentage (the “Percentage Interest”). The Member’s Percentage Interest shall be as set forth on the then current Schedule I to this Agreement. For the avoidance of doubt, each Member’s interest in the Company need not be expressed as a membership unit nor be certificated.

3.2            Allocation of Profits and Losses. The Company’s profits and losses, if any, shall be allocated to the Member in accordance with its Percentage Interest.

3.3            Distributions. If to the extent the Board of Managers determine to make distributions to the Member, such distributions shall be made to the Member in accordance with its Percentage Interest. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the DLLC Act or other applicable law.

Article IV
ACCOUNTING AND TAX MATTERS

4.1            Books of Account. At all times during the existence of the Company, the Company shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with generally accepted accounting principles and the accounting methods followed for US federal income tax purposes, in which books shall be entered particulars of all monies, goods and effects belonging to or owing to or by the Company, or paid, received, sold or purchased in the course of the Company’s business, and of all such other transactions, matters and things relating to the business of the Company as are usually entered in books of account kept by persons engaged in a business of a kind and character similar to the business of the Company. In addition, the Company also shall keep and maintain all records as required to be kept pursuant to the DLLC Act. The books and records of account of the Company shall be kept at the principal office of the Company, and the Member shall at all reasonable times have access to such books and records and the right to inspect the same.

4.2            Fiscal Year. The fiscal year of the Company shall end on July 31 of each year, unless a different fiscal year shall be required by the Internal Revenue Code of 1986, as amended from time to time (the “Code”), or the Board of Managers shall change the fiscal year of the Company.

4.3            Tax Elections and Returns, Etc. Except as otherwise provided in this Agreement, all elections required or permitted to be made by the Company under any applicable tax law shall be made by the Board of Managers in its sole discretion. In furtherance and not limitation of the provisions of Section 2.3 of this Agreement, it is hereby confirmed that the Board of Managers is responsible for preparing and filing, or causing to be prepared and filed, all tax reports, returns and other filings that the Company is required to prepare and file.

Article V
DISSOLUTION, LIQUIDATION, WINDING UP AND TERMINATION

5.1            Dissolution. The Company shall be dissolved upon the first to occur of the following: (a) the election by the Board of Managers that the Company be dissolved; (b) the agreement of the Member that the Company be dissolved; (c) any event that makes it unlawful for the Company to carry on its business; and (d) any other event causing the dissolution of the Company under the DLLC Act (including, but not limited to, the entry of a decree of judicial dissolution under Section 802 of the DLLC Act).

5.2            Winding Up and Liquidation. Except as otherwise provided in this Agreement, upon dissolution of the Company the Board of Managers shall act as the liquidator (the “Liquidator”) and, as such, shall wind up the affairs of the Company and distribute the assets of the Company in accordance with the DLLC Act and Section 3.3 of this Agreement.

5.3            Documentation of Dissolution and Termination. Upon the dissolution of the Company, the Liquidator shall execute and file all appropriate certificates and amendments to the Company’s Certificate of Formation as required under the DLLC Act and shall execute, deliver, file and record such other certificates, instruments and other documents as it shall deem necessary or appropriate in the State of Delaware or any other jurisdiction. Upon completion of the winding up of the Company (including, but not limited to, the application or distribution of all assets of the Company pursuant to Section 5.2 of this Agreement), the Company shall be terminated and the Liquidator shall execute and file a certificate of cancellation in accordance with Section 203 of the DLLC Act.

Article VI
TRANSFERS OF INTERESTS/WITHDRAWAL OF THE MEMBER

6.1            Limitation on Transferability. No Member has, nor shall any Member ever have, the right to sell, assign, pledge, transfer or (other than by dissolution of the Company) otherwise dispose of all or any part of its interest in the Company, or to withdraw from the Company, without (a) the unanimous approval of all the Members, which approval must be in writing and may be withheld by any Member in its sole and absolute discretion, and (b) in the case of any purported sale, assignment, pledge, transfer or other disposition of any interest in the Company, such sale, assignment, pledge, transfer or other distribution being made in accordance with and not in violation of the Securities Act of 1933, as amended, and all applicable securities and “blue sky” laws of all applicable jurisdictions. Any purported sale, assignment, pledge, transfer or other disposition of all or any part of an interest in the Company, or purported withdrawal from the Company, without the unanimous approval of all the Members (other than a disposition by dissolution of the Company), or without compliance with the Securities Act of 1933, as amended, and all applicable securities and “blue sky” laws of all applicable jurisdictions, shall be null and void and of no force or effect.

6.2            Conditions to Admission of Transferee as Member. No transferee of all or any portion of any Member’s interest in the Company shall be admitted as a substitute or additional member of the Company unless (i) such transfer is in full compliance with the provisions of this Agreement (including, but not limited to, Section 6.1 of this Agreement) and (ii) such transferee shall have executed and delivered to the Company such instruments as the Board of Managers reasonably deems necessary or desirable to effectuate the admission of such transferee as a Member of the Company and to confirm the agreement of such transferee to be bound by all the terms, conditions and provisions of this Agreement.

6.3            Withdrawal of the Member. The Member may not withdraw from the Company until the admission of an additional member to the Company.

Article VII
LIMITATION OF LIABILITY; INDEMNIFICATION

7.1            Limited Liability as Member, Manager or Officer. Except to the extent expressly provided otherwise in the DLLC Act, no Member, no Manager and no officer of the Company shall have any liability for the debts, obligations or liabilities of the Company by reason of being or having been a Member, Manager or officer of the Company. Except as expressly provided otherwise in the DLLC Act, the liability of any Member in connection with the Company shall be limited to the amount of capital contributions, if any, required to be made by such Member to the Company in accordance with this Agreement, and then only to the extent that such capital contributions shall have become due pursuant to this Agreement.

7.2            Limited Liability to Member or the Company. No Member, no affiliate of any Member, no Manager, and no member, partner, manager, director, trustee, officer, employee, representative or agent of the Company or of any Member or affiliate of any Member or Manager, shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for (a) any act or omission on behalf of the Company within the scope of the authority conferred on such entity or person by or pursuant to this Agreement or by law or (b) any act or omission that was consented to or approved by the Board of Managers or any Member, unless, in any case referred to in either clause (a) or clause (b) of this Section 7.2, such act or omission was (i) an act or omission of gross negligence, willful misconduct or bad faith, related to the Company, (ii) a breach of this Agreement in a material respect, (iii) in connection with a transaction from which such Member, affiliate, Manager, member, partner, manager, director, trustee, officer, employee, representative or other agent derived an improper personal benefit or (iv) a criminal act and, in the case of an act or omission referred to in this clause (iv), such entity or person had reasonable cause at the time of such act or omission to believe such act or omission was unlawful.

7.3            Indemnification. To the fullest extent permitted by applicable law, the Company shall: (a) indemnify any person or entity, and such person’s or entity’s heirs, distributees, next of kin, successors, appointees, executors, administrators, personal representatives and assigns (each such person or entity, and each of his, her or its heirs, distributees, next of kin, successors, appointees, executors, administrators, personal representatives and assigns, an “Indemnified Party”), who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, any action by or in the right of the Company) (any “Claim”) based upon or arising out of or in connection with such person or entity being or having been a Member, Manager, officer, employee, representative or agent of the Company, or is serving or has served at the request of the Company or the Board of Managers as a stockholder, member, partner, manager, director, trustee, officer, employee, representative or agent of another corporation, limited liability company, partnership, joint venture, trust, benefit plan, association or other enterprise, domestic or foreign, against, and hold each Indemnified Party harmless from, all expenses, attorneys’ fees, court costs, judgments, fines, amounts paid in settlement and other losses (all “Losses”) actually and reasonably incurred or suffered by such Indemnified Party in connection with any such Claim, except to the extent such Losses are determined by a court of competent jurisdiction to have arisen as a result of the Indemnified Party (or his, her or its predecessor in interest) having acted (or failed to act) with willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (“disabling conduct”); and (b) advance expenses incurred by any Indemnified Party in connection with defending against any Claim so long as before advancing such expenses, the Board of Managers either (i) obtains assurances, such as by obtaining insurance or receiving collateral provided by the Indemnified Party, that the advances will be repaid if the Indemnified Party is found to have engaged in disabling conduct, or (ii) have a reasonable belief that the Indemnified Party has not engaged in disabling conduct and ultimately will be entitled to indemnification, such reasonable belief to be formed either by a majority of a quorum of the independent, non-party directors of the Company, or based on a written opinion provided by independent legal counsel that in turn is based on counsel's review of the readily available facts (as opposed to a full trial-type inquiry).

Article VIII
MISCELLANEOUS

8.1            Notices. All notices and other communications required or permitted to be given to any Member pursuant to, or otherwise given to any Member in connection with, this Agreement (a) shall be in writing, (b) may be given by personal delivery, telecopy transmission, email, commercial courier or United States mail and (c) shall be deemed given when delivered in person, upon receipt if given by telecopy transmission or email, the first business day (in the jurisdiction where the notice or communication is to be received) after such notice or other communication is delivered to a commercial courier for overnight delivery with fees therefor prepaid or duly provided for, or five days after being deposited with the United States postal service with first-class postage prepaid, in each case addressed to the party to which such notice or other communication is to be given at such party’s address set forth in the then current Schedule I to this Agreement or such other telecopier number, email address or courier or postal address as such party shall have specified by a notice in writing given in accordance with this Section 8.1. For purposes of this Section 8.1, “business day” means any day other than Saturdays, Sundays and days on which banks are permitted to be closed under the laws of the jurisdiction where the notice or other communication is to be received.

8.2            Amendments. This Agreement may be amended only by a written instrument executed by the Member.

8.3            Binding Effect. This Agreement shall be binding upon and inure to the benefit of each Member and his, her or its heirs, distributees, next of kin, successors, appointees, executors, administrators, legal representatives and permitted assigns.

8.4            Governing Law; Interpretation. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to its conflict of laws rules. The Member intends that the provisions of the DLLC Act shall control with respect to any matter not set forth or otherwise provided for in this Agreement. The headings in this Agreement are inserted for convenience of reference only and do not, and shall not be deemed or used to, construe or interpret any provision of this Agreement. The language in this Agreement shall in all cases be construed simply according to the fair meaning thereof and shall not be construed against any party because that party or its counsel drafted such language.

8.5            Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect, the remaining portions of this Agreement shall not be affected thereby and shall remain in full force and effect, and the application of such provision to persons or circumstances other than those to which it shall have been held invalid or unenforceable by such court shall not be affected thereby.

8.6            Securities Laws Restrictions. The interests in the Company described in this Agreement have not been registered under the Securities Act of 1933, as amended, or under the securities or “blue sky” laws of the State of Delaware or any other jurisdiction. Any such interest in the Company therefore may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of, except in accordance with the provisions of such Act and laws and this Agreement. By becoming a Member, whether by executing this Agreement or otherwise as contemplated by Article VI of this Agreement, the Member represents and acknowledges that he, she or it is acquiring his, her or its interest in the Company for investment purposes only and without a view to the distribution of such interest or any part thereof.

8.7            Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

* * *

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

MEMBER:

MACQUARIE INFRASTRUCTURE AND REAL ASSETS, INC.

By:	/s/ David Fass
Name:	David Fass
Title:	Chief Executive Officer

By:	/s/ John H. Kim
Name:	John H. Kim
Title:	Secretary

Signature Page to Limited Liability Company Agreement

of Macquarie Energy Transition Infrastructure Fund, LLC

SCHEDULE I
to
Limited Liability Company Agreement
of
Macquarie Energy Transition Infrastructure Fund, LLC

Effective June 12, 2024

MEMBER	ADDRESS FOR NOTICES	PERCENTAGE INTEREST
Macquarie Infrastructure and Real Assets, Inc.	125 West 55th Street, Level 15 New York, NY 10019	100%

Schedule I to Limited Liability Company Agreement

of Macquarie Energy Transition Infrastructure Fund, LLC